AMERIANA NEWS RELEASE



           AMERIANA BANCORP
          2118 Bundy Avenue
                 P.O. Box H
        New Castle, Indiana       Contact: Jerome J. Gassen
                 47362-1048                President and Chief Executive Officer
765-529-2230/1-800-487-2118                (765) 529-2230


                   PAUL W. PRIOR RETIRES FROM CHAIRMAN'S POST

                         -----------------------------

              COMPANY NAMES MICHAEL E. KENT CHAIRMAN OF THE BOARD,
                         RONALD R. PRITZKE VICE CHAIRMAN


NEW CASTLE, Ind. (March 27, 2006) - Jerome J. Gassen, President and Chief Executive Officer of Ameriana Bancorp (NASDAQ National Market: ASBI), today reported that Paul W. Prior has announced his intention to retire as Chairman of the Board and from the Company's Board of Directors, effective with the conclusion of Ameriana's upcoming annual meeting of shareholders on May 18, 2006. Prior (age 84), who served as Chief Executive Officer of Ameriana Savings Bank and later Ameriana Bancorp from 1973 until his retirement from that position in 1990, will become Director Emeritus.

         The Board has determined that it will reduce the number of the Company's directors upon Prior's retirement, from eight to seven, and has named Michael E. Kent (age 65), a director of the Company since 1987, to succeed him as Chairman. Additionally, the Board has named Ronald R. Pritzke (age 58), a director since 1992, to the post of Vice Chairman. In this position, Pritzke will succeed Donald C. Danielson (age 86), who is currently Vice Chairman of the Board, at the conclusion of the upcoming annual meeting. Danielson will remain a director of the Company after this transition.

         "Paul Prior has been a true friend and advocate for Ameriana for more than 30 years," Gassen commented, "and he has been a great mentor to us all, inspiring us with his sense of integrity and high ethical standards. Paul quite literally dedicated much of his professional career to the growth and development of this Company and the interests and welfare of its customers and shareholders. He has worked tirelessly to improve and strengthen Ameriana in the face of rapidly changing and increasingly complex operating and regulatory environments, and we have benefited greatly from his years of experience and leadership in our industry. We wish him well in his retirement and welcome his ongoing counsel as Director Emeritus."

         Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank and Trust SB, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. As its name implies, Ameriana Bank and Trust SB also offers trust and investment management services. The Bank has interests in Family Financial Holdings, Inc. and Indiana Title Insurance Company, and owns Ameriana Insurance Agency, a full-service insurance agency.